As filed with the Securities and Exchange Commission on ________, 2004
                                                     Registration No. 333-100032

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------
                                 Amendment 3 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                               CRESCENT MOON, INC.
             (Exact name of Registrant as specified in its charter)


                 (Formerly known as Cherokee Investments, Inc.)

            Wyoming                        4953                   86-0970157
            -------                        ----                   ----------
(State or other jurisdiction of  (Primary Standard Industrial    (IRS Employer
 incorporation or organization)    Classification Number) Identification Number)

                                2557 Cannan Road
                           Bloomfield, New York 14469
                                 (716) 657-1010
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                                Robert P. Denome
                      Rochester Portable Specialties, Inc.
                                2557 Cannan Road
                           Bloomfield, New York 14469
                                 (716) 657-1010
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of service)
                                 ---------------

                                 With copies to:
                         Christopher H. Dieterich, Esq.
                             Dieterich & Associates
                            11300 W Olympic Blvd #800
                              Los Angeles, CA 90064
                                 (310) 312-6888
                               Fax (310) 312-6680

Approximate  date of  commencement of proposed sale of the securities to public:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
 Title of Each Class of Security to     Amount to be        Offering Price     Proposed Maximum Aggregate       Amount of
           be Registered                 Registered                                  Offering Price         Registration Fee
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
Common Stock, $.001 par value          250,000 shares            $.25                    $62,500                  $100
------------------------------------- ------------------ --------------------- ---------------------------- ------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               CRESCENT MOON, INC.

                         250,000 Shares of Common Stock


         This prospectus is part of a registration statement that covers 250,000 shares of our common stock currently owned by the selling shareholders (the "selling shareholders"). These shares may be offered or sold from time to time by the selling shareholders. The selling shareholders, other than the current president of Crescent Moon, are considered underwriters by the Securities and Exchange Commission for the purposes of this offering. All of the selling shareholders shall sell their shares at a rate of $0.25 per share for the duration of this offering.


         We will not receive any proceeds from the sale of shares by the selling shareholders.

         Our common stock is not currently listed or quoted on any quotation medium. There can be no assurance that our common stock will ever be quoted on any quotation medium or that any trading market for our common stock will ever develop.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.




         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF ALL
          MATERIAL RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK.



                  The date of this prospectus is ________, 2004

                                Table of Contents

                                                                                                              Page

PROSPECTUS SUMMARY...............................................................................................2

RISK FACTORS AND INVESTMENT CONSIDERATIONS.......................................................................4

USE OF PROCEEDS..................................................................................................6

DETERMINATION OF OFFERING PRICE..................................................................................6

SELLING SHAREHOLDERS.............................................................................................6

PLAN OF DISTRIBUTION.............................................................................................8

LEGAL PROCEEDINGS................................................................................................9

MANAGEMENT.......................................................................................................9

DESCRIPTION OF SECURITIES.......................................................................................10

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................11

BUSINESS........................................................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS..................................................17

DESCRIPTION OF PROPERTY.........................................................................................20

MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS...........................................................20

LEGAL MATTERS...................................................................................................21

EXPERTS.........................................................................................................21

                               PROSPECTUS SUMMARY


         The following is a summary of the offering. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire Prospectus, the financial statements and all exhibits and documents referred to therein. See "Risk Factors."

                               Crescent Moon, Inc.

         Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There are no plans, proposals, arrangements or understandings with any persons concerning the development of a trading market in our common stock.

         Unless the context otherwise requires "we," "our," "us," or the "Company," refers to Crescent Moon, Inc., a Wyoming corporation. Our wholly owned subsidiary is Rochester Portable Specialties, Inc., a New York corporation. Our principal executive offices are located at 2557 Cannan Road, Bloomfield, New York 14469, and our telephone number is (716) 657-1010.

Summary of Our Business

         Prior to the acquisition we had no assets or business operations. We are now engaged in the business of providing temporary restroom rentals and service, and event management for outdoor events in the Rochester/Western New York area.

                             Summary of the Offering

Securities Offered........................................   250,000 shares of common stock.


Capital Stock Outstanding

     Common Stock outstanding prior to and after
     Offering.............................................   1,450,000 shares (1)

Use of Proceeds...........................................   We will  not  receive  any  proceeds  from  the sale of the
                                                             shares   by  the   selling   shareholders.   See   "Use  of
                                                             Proceeds."

Plan of Distribution......................................   The shares  offered hereby by the selling  shareholders  if sold, will be sold at a rate of $0.25 per share.

                                                             We are paying all of the expenses in connection  with
                                                             the  preparation  of this  Prospectus and the related
                                                             Registration  Statement,  estimated  at $32,600.  See
                                                            "Selling Shareholders" and "Plan of Distribution."

Risk Factors..............................................   An  investment  in our common stock  involves a high degree of risk.  See "Risk Factors."



--------------------

(1) Indicates shares of common stock outstanding as of the date of this Prospectus.

                             Summary Financial Data


         The following table summarizes certain of our selected financial data. Each prospective investor should carefully review the more detailed financial statements contained elsewhere in this prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with our audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. See "Business" and our Consolidated Financial Statements.


                               Crescent Moon, Inc.
                      (in thousands, except per share date)

                                                    For the Year Ended                 For the Nine Months Ended
                                                       February 28,                          November 30,
                                            -----------------------------------    ----------------------------------
                                                 2003               2002               2003                2002
                                            ---------------    ----------------    --------------     ---------------
Statement of                                                                                  (Unaudited)
Operation Data:                                 Actual             Actual             Actual              Actual
                                            ---------------    ----------------    --------------     ---------------
Net Sales                                             $258                $285              $355                $238
Operating Expense                                      250                 282               257                 234
Operating Income (loss)                                  9                   3                98                   4
Other Income (expense)                                (13)                 (1)                 6                 (3)
Net Income Attributable to
   Common Stockholders                                 (1)                   2               122                   1

Basic & Diluted
Income per Share                                         $                   $                 $
                                                         -                   -              0.08      $ -       0.02
Weighted Average Number
    of Shares Outstanding                   1,265,000          1,200,000           1,450,000          1,364,545

                                               (In thousands)
                                             Nine Months Ended
                                             November 30, 2003
                                                (Unaudited)
Balance Sheet Data                                 Actual
-------------------------------------    ---------------------------
Working Capital                                               $(79)
Total Assets                                                    262
Short-term Debt                                                 110
Long-term Debt                                                   42
Total Stockholders' Equity                                      109

                                  RISK FACTORS

         Investment in our common stock involves a number of risks. The following material factors should be carefully considered by anyone purchasing shares of our common stock. Any of the following risks would adversely effect our business, financial condition and results of operation.

Governmental action and regulation of waste collection, transportation and disposal may impose significant burdens on our business.

         There are business risks and potentially substantial cost exposures associated with waste collection, transportation and disposal. These risk factors include: (i) governmental actions at all levels that may seek to restrict the interstate movement of waste for disposal or which seek to limit the types of waste that can be disposed of in certain facilities, which can result in declining volumes of waste available for disposal at some facilities,
(ii) regulations possibly requiring demonstration of financial responsibility and conformance to prescribed or changing standards and methods of operation, and (iii) judicial and administrative proceedings regarding alleged possible adverse environmental and health effects of treatment and disposal facilities.

If our customers built permanent restroom facilities, we would lose revenue.

         Crescent Moon's customers could build their own restroom facilities. If one or more of Crescent Moon's customers were to build their own facilities instead of renting portable restroom facilities from Crescent Moon, we would lose revenue.

Our two biggest customers account for a significant portion of our revenue, and the loss of one or both customers would result in our loss of revenue.

         Our two biggest customers accounting for approximately 21% of our revenue are the Buffalo Bills football club and Beau Productions, an event productions company. If we were to lose one or both of these major customers we would lose a significant source of our revenue.

Management will control approximately 83% of our common stock, and this person may have conflicts of interest.

         Robert P. Denome owns approximately 83% of the outstanding common stock following the combination between Cherokee Investments and Rochester Portable Specialties doing business as Crescent Moon. Accordingly, Mr. Denome is able to exert considerable influence over any stockholder vote, including any vote on the election or removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change in control transactions.

There is no market for our shares and you may not be able to sell them.

         There has been no trading market for our common stock. Although we intend to apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

         If we do become listed on the OTC Bulletin Board, we do not know how our common stock will trade. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

         o the potential absence of securities analysts covering us and distributing research and recommendations about us;

         o the liquidity of our common stock will be low because only 250,000 shares will be in the hands of non-affiliates;

         o changes in earnings estimates by securities analysts or our ability to meet those estimates;

         o the operating results and stock price performance of other comparable companies;

         o        overall stock market fluctuations; and

         o economic conditions generally and in the mortgage industry in particular. Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock will likely be considered a penny stocks, whose purchase can be risky.

         In the event that a public trading market develops for our shares, they may be classified as a "penny stock" depending upon their market price and the manner in which they are traded. Section 3(a)(51) of the Securities Exchange Act of 1934 defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share and is not admitted for quotation and does not trade on the Nasdaq Stock Market or on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotations and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his entire investment in a penny stock and consequently should be cautious of any purchase of penny stocks.


We have not paid any dividends and do not anticipate paying any cash dividends.


         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the common stock offered by this Prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. All proceeds from the sale of the shares sold under this prospectus will go to the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

         This prospectus may be used from time to time by the selling shareholders who offer the common stock registered under the registration statement of which this prospectus is a part. The common stock offered by the selling shareholders will be offered from time to time at a fixed rate of $0.25 per share.


                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to the common stock owned by the selling shareholders who are entitled to use this prospectus. According to the Securities and Exchange Commission, persons who acquire securities in a blank check company would be acting as underwriters when reselling those securities. The selling shareholders, other than the current president of Crescent Moon, are therefore considered underwriters by the Securities and Exchange Commission for the purposes of this offering. We understand that Daniel Hodges has formed numerous blank check companies, including Cherokee Investments, Inc. The selling shareholders are shareholders in many other blank check corporations formed by Mr. Hodges. There are no other connections between those other black check companies and the selling shareholders. Mr. Hodges does not control, directly or indirectly, the selling shareholders. There are no contracts, arrangements or understandings among the selling shareholders to dispose of the common shares of Crescent Moon. The information in the table is as of the date of this prospectus. Except as described below, no selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of common stock.

                                                Shares Available    Percent Owned Before      Percent Owned
  Name and Address of Selling       Shares       for Sale Under      Completion of the      After Completion
          Shareholder              Owned(1)     this Prospectus         Offering (1)       of the Offering (4)
---------------------------------                                  -----------------------
Robert P. Denome  (2)              1,200,000         25,000                  83                    81
2557 Cannan Road
Bloomfield, NY 14469
Daniel L. Hodges  (3)               50,000           25,000                 3.4                    1.7
1815 N. Placita Buendia
Tucson, AZ  85749
David Adams                          8,000           8,000                   *                      0
6556 E. Calle Herculo
Tucson, AZ  85711
Frank Anjakos                        8,000           8,000                   *                      0
1971 N. Lindenwood Dr.
Tucson, AZ  85712

                                                Shares Available    Percent Owned Before      Percent Owned
  Name and Address of Selling       Shares       for Sale Under      Completion of the      After Completion
          Shareholder              Owned(1)     this Prospectus         Offering (1)       of the Offering (4)
---------------------------------                                  -----------------------

Gerald Bowlin                        8,000           8,000                   *                      0
1 East River Road, #720
Tucson, AZ  85704
Robert C. Daly                       8,000           8,000                   *                      0
6250 Kelly Lynn Ct.
Waxhaw, NC  28173
Brian Delfs                          8,000           8,000                   *                      0
5162 E. Citrus St.
Tucson, AZ  85712
James Delfs                          8,000           8,000                   *                      0
3730 N. Tucson Blvd.
Tucson, AZ  85716
Eric Evans                           8,000           8,000                   *                      0
305 N. Hidalgo
Alhambra, CA  91801
Andrew Gerrish                       8,000           8,000                   *                      0
2231 N. Norris
Tucson, AZ  85719
Audra Guthery                        8,000           8,000                   *                      0
4810 E. Seneca
Tucson, Az  85712
David Hack                           8,000           8,000                   *                      0
232 W. Smoot Dr.
Tucson, AZ  85705
Matthew Hodges                       8,000           8,000                   *                      0
1529 N. Desmond
Tucson, AZ  85712
Scott Krause                         8,000           8,000                   *                      0
9160 E. Walnut Tree Dr.
Tucson, AZ  85749
Michael McKendrick                   8,000           8,000                   *                      0
3015 N. Wentworth Rd.
Tucson, AZ  85749
John R. Ogden                        8,000           8,000                   *                      0
5765 N. Paseo Otono
Tucson, AZ  85715
Ron Olson                            8,000           8,000                   *                      0
9969 E. Paseo San Ardo
Tucson, AZ  85747
Mark Polifka                         8,000           8,000                   *                      0
1132 Mohawk
Topanga, CA  90290
Michael Rhyner                       8,000           8,000                   *                      0
9737 E. Mount Pleasant
Tucson, AZ  85749
Monica Romero                        8,000           8,000                   *                      0
2528 W. Criswell Ct.
Tucson, AZ  85745
Melissa Saucedo                      8,000           8,000                   *                      0
7019 W. Avondale
Tucson, AZ  85743

                                                Shares Available    Percent Owned Before      Percent Owned
  Name and Address of Selling       Shares       for Sale Under      Completion of the      After Completion
          Shareholder              Owned(1)     this Prospectus         Offering (1)       of the Offering (4)
---------------------------------                                  -----------------------

Howard Smith                         8,000           8,000                   *                      0
4050 N. Hiddencove Pl.
Tucson, AZ  85749
John Sylvester                       8,000           8,000                   *                      0
10222 E. Sylvester Rd.
Hereford, AZ  85615
Roger Tamietti                       8,000           8,000                   *                      0
HC 70 Box 4254
Sahuarita, AZ  85629
Raymond Willey                       8,000           8,000                   *                      0
1192 Joseph Ct.
Ripton, CA  95366
Jennifer Worden                      8,000           8,000                   *                      0
9055 E. Catlina Hwy, No. 5206
Tucson, AZ  85749
Roger Wright                         8,000           8,000                   *                      0
5294 W. Peridot St.
Tucson, AZ  85741

----------------------

(1) Percentages and share ownership numbers are based on the total issued and outstanding common stock on the date of this prospectus of 1,450,000 shares.

(2)  Robert P. Denome is the sole officer and director of Crescent Moon, Inc.

(3) Daniel Hodges is the formerly sole officer and director of Cherokee Investments.

(*)  Shareholder holds 0.55%.

(4) Assuming all shares registered hereunder by the selling shareholder are sold.


                              PLAN OF DISTRIBUTION

         We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, selling shareholders includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

         The selling shareholders may sell the shares, if they are sold, at the fixed rate of $0.25 per share in direct transactions for the duration of this offering. As underwriters, the selling shareholders, other than the current president of Crescent Moon, will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

Restricted Shares

         Our officer and director own 1,200,000 shares of our common stock. 25,000 shares of common stock currently held by our officer and director are registered hereunder. The common stock held by our officer and director are be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale. None of such restricted securities were eligible for sale under Rule 144 as of April 1, 2004.

                                LEGAL PROCEEDINGS

         We are not currently party to any legal proceedings.


                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, positions and ages of the individuals who serve as our directors and executive officers following the combination. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

      Name of Director/Officer  Age      Position(s) With Company

      Robert P. Denome           38      President, CEO, Director

Robert P. Denome has over 20 years of experience in the Waste Management industry. Growing up in the family business, Mendon Disposal, Inc., Mr. Denome he took over management of the business in 1987. In December 1991, the family company was sold to Waste Management, Inc. (WMI). Mr. Denome then went to work for WMI, first supervising residential solid waste routes and then taking over the management of the division known as Port-O-Let/Modulaire -- special event services grossing over $900,000 per year. From 1992 through 1993, Mr. Denome held the position of supervisor of Port-O-Let, and from 1993 through 1995 he held the position of department manager of Port-O-Let/Modulaire and Event Services. During the course of the four years that he worked with WMI, through December of 1995, Mr. Denome gained valuable experience in the operations of a larger corporation including marketing new product introductions, route analysis and efficiency improvement, financial justifications for major purchases, profitability studies per product line, and more. Mr. Denome left WMI in December of 1995 and began operating Rochester Portable Specialties in January 1996.

Principal Stockholders(1) and Stockholdings of Management

              Name and Address of                           Shares Beneficially                    Percent of
             Beneficial Owner (2)                         Owned After Acquisition               Common Stock (2)
             --------------------                         -----------------------               ----------------
Robert P. Denome                                                 1,200,000                            83%
2557 Cannan Road
Bloomfield, New York, 14469

All Officers and Directors as a group                            1,200,000                            83%

Daniel L. Hodges                                                  50,000                              3.4%
1815 N. Placita Buendia
Tucson, AZ  85749

All persons deemed underwriters (3)                               250,000                             17%



(1) According to Instruction 7 to Item 403 of Regulation S-B, the term "group" means two or more persons acting as a partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of an issuer. Groups holding more than 5% of a class of an issuers securities are required to report. Crescent Moon believes that there are no groups within the meaning of Instruction 7 to Item 403 of Regulation S-B.

(2) Applicable ownership percentages were based on 1,450,000 shares issued and outstanding as of April 1, 2004.


 (3) According to the Securities and Exchange Commission, persons who acquire securities in a blank check company would be acting as underwriters when reselling those securities. The selling shareholders, other than the current president of Crescent Moon Robert
          P. Denome, are therefore considered underwriters by the securities and exchange commission for the purposes of this offering. For the
          complete  list  of  underwrites,   please  see  the  list  of  selling
          shareholders, less Robert P. Denome, above in the "Selling Shareholders" section.



                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 1,450,000 shares are issued and outstanding at the date of this prospectus.

         Holders of our common stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders, including the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

Dividend Policy

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid cash dividends on our common stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the development of our business. Any payment of future dividends on our common stock and the amount of any dividends will be determined by our board of directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors our board of directors may deem relevant.

Transfer Agent

         Our transfer agent is Holiday Stock Transfer located at 2939 N. 67th Place, Scottsdale, AZ 85251. All inquiries may be made at (480) 481-3940.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Crescent Moon has entered into a lease agreement with its president and director Robert P. Denome on July 1, 1998 for its 1,500 square foot office facilities. The rental charges are approximately $375 per month and this lease expired in June 30, 2003. The lease has remained in effect on a month to month basis on the same terms as the original written lease. Crescent Moon has also entered into a lease agreement with its president and director Robert P. Denome on August 1, 1997 for its four acre storage lot. The rental charges are approximately $350 per month and this lease expires in July 31, 2002. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Crescent Moon leases a four acre parcel from Robert Demone, the company's president, director and majority shareholder for approximately $350 per month under an operating lease. The lease began August 1, 1997 and the lease term expired on July 31, 2002. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Crescent Moon leases warehouse space from Robert Demone, the company's president, director and majority shareholder for approximately $375 per month under an operating lease. The warehouse lease began July 1, 1998 and expired on June 30, 2003. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Crescent Moon leases a ten-unit trailer from Robert Demone, the company's president, director and majority shareholder for $200 per year under an operating lease. The lease began March 1, 1998 and expired on January 31, 2001. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         The Company leases a pick-up truck from Robert Demone, the company's president, director and majority shareholder for $684 per month under an operating lease. The lease began July 1, 1998 and expired March 31, 2001. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         The Company leases a twenty-unit trailer from Robert Demone, the company's president, director and majority shareholder for $756 per year under an operating lease. The lease began June 1, 1998 and expired January 31, 2001. The lease has remained in effect on a month to month basis on the same terms as the original written lease.

         Robert Demone, the company's president, director and majority shareholder, advanced to Crescent Moon funds in the amount totaling $119,525 as of May 31, 2002. By November 30, 2002 the advanced funds balance was $55,889. The unsecured, non-interest bearing advances were utilized by the Company to acquire supplies and to pay off its higher interest rate bank loans and line of credit. The advances made by Mr. Denome are non-interest bearing and due on demand. The advances from Mr. Denome increased rapidly during February 2002-May 2002 simply because Mr. Denome decided to loan those funds to Crescent Moon so that Crescent Moon could purchase supplies and pay off its higher interest rate bank loans and line of credit during Crescent Moon's slow season. Crescent Moon's business is seasonal, with its revenue generated primarily during the warmer weather months when it provides its portable restroom services to festivals and events. There are no agreements or understandings with Mr. Denome to provide advances in the future.

BUSINESS

         We were organized under the laws of the state of Wyoming on May 28, 1996 under the name Cherokee Investments, Inc. Before our acquisition of Rochester Portable Specialties, we were an inactive publicly registered shell corporation and had no significant assets or operations. Daniel Hodges founded the company and was the sole officer and director, and majority shareholder until the acquisition of Rochester Portable Specialties. On May 6, 2002 we entered into a acquisition agreement with Rochester Portable Specialties, Inc. of New York to acquire Rochester Portable Specialties and its assets and liabilities. Our shareholders approved the acquisition and we completed the acquisition on June 3, 2002. As a result of the acquisition, we issued 1,200,0000 shares of our common stock to the shareholder of Rochester Portable Specialties. Additionally, pursuant to the acquisition, Mr. Hodges resigned from his positions with the company and also returned to Crescent Moon for cancellation 750,000 shares of his original share holding of 800,000 shares of common stock. Other than the stock issuance to Mr. Denome, no other payments, including no finders fees or consulting fees, were paid as part of the transaction. Greg Polla, a friend of Robert Demone, then President of Rochester Portable Specialties, located Mr. Hodges and Cherokee Investments and introduced the parties to the transaction. We changed our name to Crescent Moon, Inc. pursuant to the closing of the acquisition of Rochester Portable Specialties.

         Rochester Portable Specialties was originally incorporated under the laws of the state of New York in 1995. After the acquisition of Rochester Portable Specialties, we are in the business of providing temporary restroom rentals and service, and event management for outdoor events in Rochester/Western New York area. To reflect our business, we changed our name from Cherokee Investments, Inc. to Crescent Moon, Inc.

PLAN OF OPERATION

         Crescent Moon provides temporary restroom units including single units, disability accesses units, chemical toilets, and portable trailer with flush toilets, running water, air conditioning, and stereo sound.

Services
Crescent Moon provides a variety of services including:

o        delivering and picking up temporary restroom units.
o        cleaning and stocking temporary  restrooms monthly,  weekly,  daily, or hourly.
o event planning in the early stages to determine: utility/power requirements; total restroom capacity needed based on attendance estimates and event duration; restroom location to facilitate traffic flow in relation to other vendors (food, drink, etc.); and timing and frequency of cleanings and re-stockings, etc.
o on-site coordination during events to monitor restroom usage and recommend changes, if needed.

Product Design and Construction

         All single unit temporary restrooms, constructed of plastic, are purchased from the same manufacturer, Poly Portables, to ensure compatibility and interchangeability of replacement parts and to reduce inventory requirements for these parts.

         Restroom trailers are custom built to meet local market demands. Four trailers have been acquired to service larger events. These chemical restroom trailers are durably built with marine plywood interiors to facilitate ease of cleaning and repairs of any vandalism or other damage. Top of the line flush restroom trailers are watertight for ease of cleaning with a more attractive white composite interior and porcelain and stainless steel fixtures. These trailers were custom built to Crescent Moon's specifications by Advanced Containment Systems, Inc., and Ameri-Can Engineering. All units are designed to withstand the vibration and torque associated with transportation.

         We have designed an innovative pumper truck that utilizes a flat tank instead of a round tank. This enables drivers to haul more equipment at one time, saving significant time and costs in multiple trips to event sites. Four of these trucks have been built for us with another two in process.

Market

         Crescent Moon's market is to provide portable and temporary restroom rentals and service, and event management, for outdoor events in Rochester/Western New York area. Outdoors and special events have sanitation needs that Crescent Moon can fill by providing portable and temporary restroom rentals.


Crescent Moon serves over 200 individual events in many market segments including: o Sporting events such as regattas, golf tournaments, and town soccer leagues. o Annual neighborhood arts festivals such as The Corn Hill Festival and the Park Avenue Festival o Carnivals and other fund-raisers o Annual city festivals such as the Lilac Festival o Outdoor concerts and music festivals for the Finger Lakes Performing Arts Center and others, and o Individual events such as weddings, graduations, and private parties.

Customers

Our main customers are the event planners themselves. Large event management organizations, such as Beau Productions will utilize our services for all their events that need temporary restroom services. Smaller event planners such as wedding consultants and catering companies coordinate multiple events with Crescent Moon during each season. Additional customers are those in charge of planning only one event such as a not-for-profit fund-raiser or a corporate picnic.


Crescent Moon markets its services directly to event planners and organizers. Our marketing strategy is to keep in phone contact with local event planners and organizers in order to assist them in ascertaining their needs. Additionally, Crescent Moon advertises its services such as in the local phone book.

Our two biggest customers accounting for approximately 21% of our revenue are the Buffalo Bills football club, and Beau Productions, an event productions company. The Buffalo Bills football club holds an eight week summer training camp hosted at St. John Fisher College in Rochester, New York. While we have had only year to year agreements with the Buffalo Bills football club to provide temporary restroom facilities for their training camp, we believe that it is likely that they will continue to use our services for the eight-year term contract that they have with St. John Fisher College. Beau Productions is an event production and promoting company that we have worked with for seven years. We currently have a contract with Beau Productions that provides that they use Crescent Moon as their preferred provider for any of their temporary restroom needs. That contract has three year remaining before it expires. We have no other material contracts with our customers.

We have no contracts with our suppliers. For our supplies, we generally seek quotes and shop around for best prices.

Competition
         Rochester Portable Specialists is not a significant participant in the national market for temporary restroom rentals and service. There are established national companies that have significantly greater financial and personnel resources than we have in this field. In the Rochester/Western New York area market that Rochester Portable serves, Rochester Portable is a significant participant in that they supply over 80% of the restroom rentals in that local special event marketplace.

Intellectual Property
         We hold a federal trademark for "Crescent Moon." We do not own any other intellectual property.

Employees
         We have 4 full-time employees. Our employees are not represented by a union. We considers our relations with our employees to be satisfactory.

Regulation

         Our business relating to the handling, transportation and disposal of waste is subject to extensive and complex rules and regulations of, and examinations by, federal, state and local government authorities, including New York State Department of Environmental Conservation, Monroe County Waste Water Authority, and OSHA. We apply for and receive a permit from the New York State Department of Environmental Conservation, Waste Transporter Permit # 8A-567 which identifies the septage waste material that we handle, that we may transport an unlimited quantity of septage waste materials, and that we dispose of such septage waste material by pumping out at approved facilities. This permit is set to expire on January 31, 2004. We apply for and receive a permit from the Monroe County Waste Water Authority, Scavenger Waste Hauler Discharge Permit # 766, District 8520, which allows us to dispose of septage waste at local Monroe County facilities for our waste disposal, where we pay a per gallon fee for waste we dispose. This permit is set to expire on February 15, 2004. We must have the waste that we handle tested by the Monroe County Waste Water Authority to ensure that we are not disposing hazardous wastes. We also apply for and receive permits based on the weight class and types of vehicles we use from the New York State Highway use tax permit, Permit # D55964 18th Series which expires December 31, 2005, and Interstate Federal Highway use tax permit, Permit 16-1477715 which expires December 31, 2003.

         Although we believe we have systems and procedures in place to ensure compliance with these requirements and believe that we currently are in compliance in all material respects with applicable federal, state and local laws, rules, regulations, there can be no assurance of full compliance with current laws, regulations and rules, that more restrictive laws, regulations and rules will not be adopted in the future, or that existing laws, regulations and rules. The occurrence of any such event could make compliance substantially more difficult or expensive, expose us to claims and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and prospects.

Indemnification

         The Wyoming Business Corporation Act permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The Wyoming Business Corporation Law limits or eliminates the liability of a director of a corporation for monetary damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

         The bylaws of the Company allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Wyoming law. A shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 17-16-833 of the Wyoming Business Corporation Law or an intentional violation of criminal law.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         Crescent Moon, Inc. may make certain statements in this Prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; our competitive strengths and business strategies. Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this Prospectus.


Acquisition

         On June 3, 2002 we closed on the acquired of Rochester Portable Specialties (New York) as a wholly owned subsidiary. As a result of the acquisition, we issued 1,200,000 shares of our common stock to Robert P. Denome, the shareholder of Rochester Portable Specialties and the business of Rochester Portable Specialties became our business. Rochester Portable Specialties operates under the name Crescent Moon. Effective July 22, 2002, we have changed our name from Cherokee Investments, Inc. to Crescent Moon, Inc. to reflect our new business. After the acquisition, we are in the business of providing temporary restroom rentals and service, and event management for outdoor events in Rochester/Western New York area.

         Before our acquisition of Rochester Portable Specialties we were an inactive publicly registered shell corporation and had no significant assets or operations.


RESULTS OF OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION

  Revenues

         Total revenues for the year ended February 28, 2003 were $258,488 compared to $285,304 for the year ended February 28, 2002. For the three months ended November 30, 2003 and 2002, the Company had total sales of $73,180 and $39,461 respectively. For the nine months ended November 30, 2003 and 2002, the Company had total sales of $355,389 and $237,898 respectively. Revenues consist primarily of fees collected for the rental and management of portable restrooms. Our revenues decreased 9% for the year ended February 28, 2003 as compared to 2002 due to less equipment rental as a result of the general economic slowdown in the United States, however, by the third quarter of 2003, our revenues had increased to a greater than level than the entire prior year.

  Costs and Expenses

         Crescent Moon had costs and expenses for year ended February 28, 2003 in the amount of $249,761 compared to $281,779 for the same period ended February 28, 2002. Costs and expenses for the three months ended November 30, 2003 were $96,288 compared to $65,391 for the three months ended November 30, 2002. Costs and Expenses - For the nine months ended November 30, 2003 and 2002, the Crescent Moon had costs and expenses of $257,557 and $233,757 respectively. Costs and expenses consist primarily of supplies, chemicals, selling and marketing expenses and general and administrative expenses.

 Net Income


          Crescent Moon had a net loss for the year ended February 28, 2003 in the amount of ($1,373) compared to net income of $2,155 for the year ended February 28, 2002. Net loss for the three months ended November 30, 2003 was ($13,457) compared to ($26,450) for the same period ended November 30, 2002. Net income for the nine months ended November 30, 2003 was $122,134 compared to $686 for the same period ended November 30, 2002. While our net income decreased for our year ended February 28, 2003 due to less equipment rental as a result of the general economic slowdown in the United States, by the end of the third quarter 2003 we had completely recovered. Due to the seasonality of our business whereby we generate most of our revenue during the warmer months when there are a greater number of outdoor events that we service, we generally have a significant net loss for the first quarter of each fiscal year. Additionally, in order to keep our employees working year round, we tend to purchase new equipment for assembly and make repairs to old equipment during the winter months.


  Liquidity and Capital Resources

         For the nine months ended November 30, 2003 and 2002, Crescent Moon operating activities provided approximately $135,000 and $65,000 in cash flow.


         At November, 2003, Crescent Moon had total current assets of $31,634 compared to $3,312 current assets at February 28, 2003. We had a net working capital deficit of $78,520 and $105,565 at November 30, 2003 and February 28, 2003 respectively.


         Net stockholders' equity for Crescent Moon was $109,453 as of November 30, 2003 and ($12,681) at February 28, 2003.

         At November 30, 2003, Crescent Moon had net cash in the amount of $135,012 provided by its operating activities compared to $64,857 for the same period ended November 30, 2002. Net cash used in investing activity, consisting of the purchase of fixed assets, was $136,059 as of November 30, 2003 compared to $28,384 for the same period ended November 30, 2002. Net cash provided by its financing activities was $6,584 as of November 30, 2003 compared to ($21,177) for the same period ended November 30, 2002. At November 30, 2003 Crescent Moon had cash in the amount of $8,308 compared to $2,771 for the year ended February 28, 2002. We expect that we will be able to satisfy our cash requirements for the next twelve months from our existing cash flow.

         Our liquidity increased significantly in the first three quarters of fiscal year 2004 as compared to 2003 as a result of increased revenues. Management believes that there are no other known material trends, events or uncertainties that have or are reasonably likely to have a material impact on our short-term or long-term liquidity.

          Crescent Moon has a business line of credit with Manufacturers and Traders Trust in the amount of $50,000 at the interest rate of prime plus 1 1/2 percent. As of November 30, 2003, the line of credit had a balance of $11,053, while at February 28, 2003 the line of credit had a balance of $44,202. Robert Denome, president of Crescent Moon, has advanced money to the company. On May 31, 2002, the advances totaled $119,525, while as of November 30, 2002, advances from Mr. Denome totaled $55,889. The advances from Mr. Denome increased rapidly during February 2002-May 2002 simply because Mr. Denome decided to loan those funds to Crescent Moon so that Crescent Moon could purchase supplies and pay off its higher interest rate bank loans and line of credit during Crescent Moon's slow season. Crescent Moon's business is seasonal, with its revenue generated primarily during the warmer weather months when it provides its portable restroom services to outdoor festivals and events. The advances made by Mr. Denome are due on demand and are non-interest bearing. There are no agreements or understandings with Mr. Denome to provide advances in the future.

Outstanding loans

         Crescent Moon is carrying three loans as of November 30, 2003. One loan is a note payable to Manufacturers and Traders Trust Bank with an original principal amount of $22,000 due March 6, 2006 payable at $666.76 per month with an interest rate of 1 1/2 % over prime. As of November 30, 2003 this loan had a balance of $14,666. There is a second note payable to Manufacturers and Traders Trust Bank with an original principal amount of $25,000 due December 24, 2005 payable at $531.31 per month with an interest rate of prime plus 1 1/2 %. As of November 30, 2003 this loan had a balance of $12,624. Lastly, as of November 30, 2003, advances from Mr. Denome totaled $5,521. The advances made by Mr. Denome are due on demand and are non-interest bearing.

                             Description Of Property

         Crescent Moon has entered into a lease agreement with its president Robert P. Denome on July 1, 1998 for its 1,500 square foot office facilities. The rental charges are approximately $375 per month and this lease expired in June 30, 2003. Crescent Moon has also entered into a lease agreement with its president Robert P. Denome on August 1, 1997 for its four acre storage lot. The rental charges are approximately $350 per month and this lease expired in July 31, 2002. These leases have remained in effect on a month to month basis on the same terms as the original written leases.

         We have assets of portable toilets, trailers and associated equipment with a value of approximately $539,000 as of November 30, 2003. This is comprised of the following assets: two hundred single-unit portable toilets; ten handicap toilets; two 12 x 6 foot flush trailers; one 12 foot flush trailer; one 16 foot flush trailer; one 20 foot flush trailer; one 4-Job Restroom trailer; nine holding tanks and tools; two hauling trailers; one 1996 Dodge Pump Truck; and one 1994 Freightliner Pump Truck. These assets are encumbered by our outstanding bank loans with a total outstanding amount of $27,290 as of November 30, 2003.

              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our common stock is not listed or quoted at the present time, and there is no public market for our common stock. There can be no assurance that a public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the Registration Statement, of which this Prospectus is a part, becomes effective.

         We have no options or warrants outstanding at the current time.


         250,000 of the 1,450,000 currently outstanding shares of our common stock are being registered in the registration statement of which this Prospectus is a part.


Executive Compensation

         The following table sets forth all compensation paid by us to the chief executive officer and the four most highly compensated executive officers for services rendered during the last three completed fiscal years.


                           Summary Compensation Table

                                                                               Long-Term
                                                                          Compensation Awards
                                                    Annual              Restricted   Securities
                                                 Compensation              Stock     Underlying       All Other
Name and Principal Position     Year      Salary ($)     Bonus ($)      Awards ($)  Options/SARs    Compensation
---------------------------     ----      ----------     ---------      ----------  ------------    ------------
Robert P. Denome                 2003              5,200       -             -            -               -
   President, CEO                2002              8,300       -             -            -               -
                                 2001              7,800       -             -            -               -

Director Compensation

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.


                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for Crescent Moon Christopher H. Dieterich, Esq., Dieterich & Associates, 11300 W. Olympic Blvd., #800, Los Angeles, CA 90064.

                                     EXPERTS

         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this Prospectus have been audited by Robison, Hill & Co., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             Additional information

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, with respect to 250,000 of our issued and outstanding shares of common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and the validity of each such statement is limited by this reference.

Copies of our reports, proxy statements and other information may be inspected and copied, and can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that include reports, proxy statements and other information. The address of the SEC Web site is http://www.sec.gov.

We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Wyoming Business Corporation Act permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The Wyoming Business Corporation Law limits or eliminates the liability of a director of a corporation for monetary damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

The bylaws of the Company allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Wyoming law. A shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 17-16-833 of the Wyoming Business Corporation Law or an intentional violation of criminal law.

ARTICLE XI of the Bylaws of the Registrant provide as follows:

         Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

         (a.) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Wyoming General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Wyoming General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

         (b.) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Wyoming General Corporation Law.

         (c.) Expense. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

         Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Wyoming General Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Wyoming General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Wyoming General Corporation Law.

         (f.) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g.) Insurance. To the fullest extent permitted by the Wyoming General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

         (h.) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

         (j.) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

         (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

         (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.


         Section 17-16-202 of the Wyoming Business Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of 17-16-833 or an intentional violation of criminal law.

         Section 17-16-850, et seq. of the Wyoming Business Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated costs and expenses of Rochester Portable Specialties in connection with the offering described in the Registration Statement.

               Securities and Exchange Commission Registration Fee                          $  100
               Legal Fees and Expenses                                                      10,000
               Accounting Fees and Expenses                                                 20,000
               Other Expenses                                                                2,500
                                                                                             -----
               Total Expenses                                                              $32,600

Item 26.  Recent Sales of Unregistered Securities.

         On June 3, 2002, pursuant to the closing of the acquisition agreement and in consideration for the acquisitions of Rochester Portable Specialties doing business as Crescent Moon, Cherokee Investments now named Crescent Moon, Inc., issued a total of 1,200,000 shares to Robert P. Denome in reliance on
Section  4(2)  of  the  Securities  Act  as no  public  offering  was  involved.
Additionally, on June 3, 2002, Cherokee Investments received and cancelled 750,000 shares of common stock from Daniel Hodges as required by the acquisition agreement.


Item 27.  Exhibits

        Exhibit
        Number                                          Description                                          Reference
     --------------    -------------------------------------------------------------------------------     --------------

          2.1          Acquisition  Agreement between Registrant and Rochester Portable  Specialties,           (1)
                       Inc.
          3.1          Amended  and  Restated   Articles  of  Incorporation   of  Registrant,   dated           (2)
                       December 27, 2001
          3.2          Amended and Restated By-laws of Registrant                                               (2)
          3.3          Certificate of Name Change                                                                *
          4.1          Form of Common Stock Certificate                                                          *
          5.1          Opinion of  Christopher  H.  Dieterich,  Esq. as to the legality of securities            *
                       being registered (includes consent)
         10.1          Beau Productions Contract                                                                 *
         10.2          M & T Bank Business Line of Credit                                                        *
         10.3          M & T Bank $25,000 note due December 24, 2005                                             *
         10.4          M & T Bank $22,000 note due March 6, 2006                                                 *
          21           List of Subsidiaries                                                                      *
         23.1          Consent of Auditors Robison Hill & Co.                                                    *

----------

*        Filed herewith

(1) Filed with Information Statement on Schedule 14C, dated May 14, 2002.

(2) Filed with Form 10SB 12(g), dated January 5, 2000.

Item 28.  Undertakings

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Imdemnification:

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomfield, New York, on May 4, 2004.



                                               CRESCENT MOON, INC.,
                                               a Wyoming corporation




                                               /s/ Robert P. Denome
                                               ---------------------------------
                                               Robert P. Denome, Chairman of the
                                               Board, President, and Principal
                                               Financial Officer, Principal
                                               Accounting Officer and Chief
                                               Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                     Signature and Title                               Date


/s/ Robert P. Denome                                                May 7, 2004
---------------------------------------------------------------
Robert P. Denome, Chairman of the Board, President,  Principal
Financial  Officer,  Principal  Accounting  Officer  and  Sole
Director